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EXHIBIT 10.1

                   2006 EXECUTIVE INCENTIVE COMPENSATION PLAN


         The following summary highlights key features of EasyLink Services's Executive Incentive Compensation Plan (the "Plan").

I.       PURPOSE

         The Plan has been designed to motivate and reward key management employees whose efforts impact the performance of EasyLink Services Incorporated (the "Company") through the achievement of pre-established financial objectives.

         Performance under the Plan is measured on the fiscal year and payments under the Plan are made annually.

II.      ELIGIBILITY

         Officers and key management employees may be eligible to participate in the plan, upon the recommendation by the Chief Executive Officer of the Company and approval by the Compensation Committee of the Board of Directors. An employee who is eligible to participate in any other cash incentive plan of the company is not eligible to participate in this Plan.

         Currently, eligible participants are level 1-5 executives, including certain international executives.

III.     AWARD CRITERIA

         The Compensation Committee must approve the Company performance objectives that are used to determine awards paid under this plan. For Fiscal Year (FY) 2006, the financial performance measures under the Plan will be:

                 Revenues
                 EBITDA

         100% of performance under this Plan will be based on financial objectives. However, the Compensation Committee retains full authority to approve final amounts, which may be higher or lower than plan results.

IV.      TARGET AWARDS

         A Target Award percentage is established for each position eligible to participate in the Plan. Target Awards (TA's) may range from 10% to 75%, depending on position, of each participant's base pay in effect at the conclusion of the performance period (or pro rata at the time of becoming a participant). The total pool for all executives at target is approximately $1.4 million.

         Generally, the participants receive the TA when performance under the Plan meets, but does not exceed, the pre-established performance objectives.


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         Bonus eligible positions and respective target awards as a percentage of base salary are as follows:

                  Position                               Target Award
                  --------                               ------------
         Level One Executive                                  75%
         Level Two Executive                                  50%
         Level Three Executive                                30%
         Level Four Executive                                 20%
         Level Five Executive                                 10%

         Level One Executive - President and Chief Executive Officer
         Level Two Executive - Business unit managers with P&L responsibility including Executive Vice President and General Manager of TDS and TMS business units and Managing Director & VP International
         Level Three Executive - Direct reports to the CEO that have significant operating responsibility or key staff positions including EVP and General Counsel, SVP Corporate Development, VP & CFO, VP & Corporate Controller, VP Operations, VP Quality, VP Marketing and VP Telecom & Facilities.
         Level Four Executives - Vice Presidents reporting to Level Three Executives; VP Product Marketing; Director of Human Resources.
         Level Five Executives - Director level positions reporting to first, second, third or fourth level executives that have a material organization and potential to significantly contribute to the performance of the Company. Not all Director level positions are bonus eligible.


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V.       AWARD CALCULATION

         Attainment of the financial objectives of the Plan is measured based on actual results versus Plan targets. If actual results are between stated percentages, interpolations of payout percentages are to be applied. Common Stock awards are not treated as an expense item in the EBITDA calculation for Bonus calculation purposes.

         For FY2006, target financial performance consists of:

                  Revenues                  [*]
                  EBITDA                    [*]

         Payouts expressed as percentage of target bonus for each participant versus actual levels of financial performance versus Plan targets are as follows:

                                            [*]

         Each component above is independently determined. The maximum award under the plan is limited to 200% of the Target Award.

         * [Specific performance criteria redacted consistent with Instruction 2 to Item 402(k) of Regulation SK and Question 13 of November 23, 2004 FAQ of Staff of Securities and Exchange Commission and will be furnished to the Commission upon request]



VI.      INDIVIDUAL OBJECTIVES

         The Compensation Committee may approve the use of individual objectives as part of the participant's performance criteria under the Plan. For 2006, the Compensation Committee has determined that the absence of a going concern qualification in the report of the Company's independent auditor on the Company's 2006 annual financial statements is an individual objective for certain executives and is a consideration in the determination of their 2006 bonus.

VII.     MODIFICATIONS

         If, during a Plan Year, there has occurred or should occur, in the opinion of the Company, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company's business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved objectives for the Plan Year and which, in the Company's judgment, had, have, or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Compensation Committee may modify or revise the Performance Objectives for the Plan Year in such manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs.


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VIII.    PAYMENT

         Any awards generated under the Plan must be approved by the Compensation Committee. It is anticipated that any awards generated in FY2006 will be paid during the first quarter of FY2007.

         The bonus pool will be funded with up to 800,000 shares of Common Stock. If the bonus pool is not adequately funded through the Common Stock awards, then cash may be utilized to the extent the subsequent EBITDA does not fall below [*] (other than as a result of applicable withholding taxes on the stock portion of the bonus). Any remaining balance will be forfeited. All bonus payments will be paid net of applicable withholding taxes which will be withheld first from the cash portion of the bonus and second from the stock portion of the bonus.

         EXAMPLES:  Assumes Share price is [*] at time of bonus grant.

         ( a )  [*]% achievement of Revenue and EBITDA goals:
                           Performance    Bonus      Shares         Cash
         Revenue           [*]            [*]        [*]
         EBITDA            [*]            [*]        [*]            [*]
         Total Award:                     [*]        [*]            [*]

         [*]

         ( b ) [*]% achievement of Revenue and [*] EBITDA goals:
                           Performance    Bonus      Shares         Cash
         Revenue           [*]            [*]        [*]
         EBITDA            [*]            [*]        [*]            [*]
         Total Award:                     [*]        [*]            [*]

         [*]

         ( c ) [*]% achievement of Revenue and EBITDA goals:
                           Performance    Bonus      Shares         Cash
         Revenue           [*]            [*]        [*]
         EBITDA            [*]            [*]        [*]            [*]
         Total Award:                     [*]        [*]            [*]

         [*]


         * [Specific performance criteria redacted consistent with Instruction 2 to Item 402(k) of Regulation SK and Question 13 of November 23, 2004 FAQ of Staff of Securities and Exchange Commission and will be furnished to the Commission upon request]


         Plan-eligible employees hired during the calendar year will receive a prorated bonus based upon the actual date of hire. Employees terminating prior to the payout date are not eligible for payment of any award under this plan unless termination is due to retirement or economic reduction in force. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees.


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IX.      RIDER

         As used in this plan, a "Change of Control" shall mean the occurrence of any of the following events:

                           (i) Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more of the Permitted Holders (as defined below), becomes the "beneficial owner" (as defined in Rule 13d-3 under said
         Act), directly or indirectly, of securities of the Company representing fifty percent or more of the total voting power represented by the Company's then outstanding voting securities; or

                           (ii) A merger or consolidation of the Company with any other corporation or business entity, or a sale, lease or disposition by the Company of all or substantially all of the Company's assets, other than a merger, consolidation, sale, lease or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or transferee entity or a direct or indirect parent company of the surviving or transferee entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving or transferee entity or parent company outstanding immediately after such merger, consolidation, sale, lease or disposition.